Exhibit 99.2

Cumulus Media Announces Agreement to Eliminate Substantially All Remaining Debt and Significantly Strengthen Financial Position

Debt Reduction to be Executed Through a Streamlined Prepackaged Chapter 11 Process

ATLANTA, GA, March 5, 2026 — Cumulus Media Inc. (OTCQB: CMLS) (the "Company," “Cumulus”, "Cumulus Media," "we," "us," or "our") today announced that it has entered into a comprehensive restructuring support agreement (the “RSA” or the “Agreement”) with a group of its lenders to eliminate approximately $600 million of debt, substantially deleveraging its balance sheet and enhancing its ability to execute on strategic priorities. The Company will continue operating in the ordinary course throughout the process, with no impact to employees, partners, or listeners.

“While we have outperformed the market on many of our most important metrics, including share gains in both local and digital revenue, the broader macroeconomic and industry-wide pressures we have faced have remained unrelenting,” said Mary G. Berner, President and Chief Executive Officer of Cumulus Media. “Against that backdrop, it became clear that Cumulus’s remaining debt burden limited our ability to fully realize the Company’s potential, and this agreement represents a major step forward.”

Berner continued, “The prepackaged process is intended to address the Company’s debt efficiently with no disruption to our operations, our people, and our strategies. On emergence, a stronger financial foundation will better position Cumulus to continue investing in premium content, enriched audience experiences, advertiser performance enhancements, and the ongoing growth of our digital marketing offerings.”

To implement the Agreement, Cumulus and certain of its subsidiaries commenced prepackaged Chapter 11 proceedings in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) on March 5, 2026. In conjunction with the Chapter 11 petitions, Cumulus has filed a proposed Plan of Reorganization (the “Plan”) that incorporates the terms of the RSA and is subject to approval by the Court. The requisite majority of debtholders committed to vote in favor of the Plan, which calls for the cancellation of 100% of the Company’s existing funded indebtedness in exchange for 100% of the Company’s reorganized equity and $50 million of new convertible notes, as well as the amendment and restatement of the Company’s asset-based revolving credit facility to provide continued liquidity. Cumulus expects that the Court will hold a hearing to consider the approval of the Plan within 60 days of the filing date and that the Company will emerge from bankruptcy following receipt of required regulatory approvals from the Federal Communications Commission.

Additional information regarding the restructuring is available at www.cumulus.com/restructuring.

About Cumulus Media

Cumulus Media is an audio-first media company delivering premium content to a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 394 owned-and-operated radio stations across 84 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, US Soccer, AP News, and the Academy of Country Music Awards, across more than 7,800 affiliated stations through Westwood One, a leading national audio network; and inspires listeners through the Cumulus Podcast Network, an established and influential platform for original podcasts that are smart, entertaining, and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact, and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences.

For more information, visit CumulusMedia.com.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to our future operating, financial, and strategic performance and our plans and objectives. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to differ from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, among others, risks and uncertainties related to the implementation of our strategic operating plans, the continued uncertain financial and economic conditions, the rapidly changing and competitive media industry, and the economy in general. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the "Risk Factors," and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections contained therein. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control, and the unexpected occurrence or failure to occur of any such events or matters could cause our actual results, performance, financial condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Cumulus Media assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

For further information, please contact:

Cumulus Media Inc.
Investor Relations Department IR@cumulus.com
404-260-6600